Revised 01/05
                                 CODE OF ETHICS
                                       FOR
                       THE PRINCIPAL RETAIL MUTUAL FUNDS,
                       PRINCIPAL VARIABLE CONTRACTS FUND,
                    PRINCIPAL INVESTORS FUND (the "Funds"),
                      PRINCIPAL MANAGEMENT CORPORATION and
                     PRINCOR FINANCIAL SERVICES CORPORATION
                    (Collectively "Principal Fund Entities")

I.   Statement of Purpose and General Principles

     The purpose of this Code of Ethics (Code) is to prevent conflicts of interest which may exist, or appear to exist, when officers, directors and employees of one or more of the Principal Fund Entities own or engage in transactions involving Securities that are:

     1)   owned;
     2)   being purchased or sold; or
     3) being considered for purchase or sale by any mutual fund for which Principal Management Corporation ("Principal Management") serves as investment adviser ("Funds").

     Central to this Code are the following fiduciary principles:

     A.   The duty at all times to place the interests of customers first.

     B. The requirement that all personal security transactions be conducted consistent with this Code, and in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility.

     C. The fiduciary principle that officers, directors and employees of a Principal Fund Entity should not take inappropriate advantage of their positions.

     D.   The fiduciary  principle that  officers,  directors and employees of a
          Principal   Fund  Entity  must  maintain  in  confidence   information
          concerning the Security holdings of the Funds.

     E. The duty of officers, directors and employees of a Principal Fund Entity to comply with applicable federal and state securities laws.

II.  Definitions:

     A. SECURITY: Shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements, shares of any money market mutual funds, shares of open-end management investment companies (i.e. mutual funds) not managed by Principal Management, or an affiliate, and shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are managed by Principal Management, or an affiliate, (e.g. variable contracts not issued by Principal Life Insurance Company).

     B.   ACCESS PERSON: "Access Person" includes any of the following:

          1.   Officers and directors of Principal Management;
          2.   Officers and directors of the Funds;
          3. Officers and directors of Princor Financial Services Corporation, and employees of the Funds, Principal Management, or any company controlling Principal Management, who, in connection their regular functions or duties, make, participate in, or obtain information regarding, the purchase or sale of a Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;
          4. Officers, directors and employees of Principal Management who (a) have access to nonpublic information regarding a Fund's purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of a Fund, or (b) who are involved in making securities recommendations to a Fund, or who have access to such recommendations that are nonpublic.

          Access Persons consist of the following sub-categories:

          (1)  Portfolio  Managers   (individuals   entrusted  with  the  direct
               responsibility and authority to make investment decisions affecting the Funds);
          (2) Investment Personnel (which include Portfolio Managers as well as portfolio strategists, analysts and traders); and
          (3) Other Access Persons (all Access Persons who are not included in the sub-categories 1 or 2).

     C. PURCHASE OR SALE: A Security is being considered for purchase or sale when a Portfolio Manager views the purchase or sale of a Security for a Fund as probable. The phrase "purchase or sale of a Security" includes the writing of an option to purchase or sell a Security or the purchase of an option to purchase or sell a Security.

     D. BENEFICIAL OWNERSHIP: "Beneficial ownership" shall be interpreted in the same manner as in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. For example, the term "Beneficial Ownership" encompasses:

          (i)  in  addition  to  securities   in  a  person's  own   account(s),
               securities owned by members of the person's immediate family sharing the same household;
          (ii) a partner's proportionate interest in the portfolio securities held by a partnership (e.g. an investment club); and
          (ii) securities a person might acquire or dispose of through the exercise or conversion of any derivative security, whether presently exercisable or not.

     E. RESTRICTED LIST: The Restricted List shall include the names of all Securities the Funds:

          (1) are currently buying or which are being considered for purchase or sale by the Funds; and
          (2) currently hold, however any Security an Index Fund is currently buying or which such Fund currently holds shall not be included on the Restricted List, unless some other Fund is currently buying or currently holds such Security.

               The reference date for determining when a Security is being considered for purchase or sale by the Funds is the date on which a Portfolio Manager views the purchase or sale of the Security, including the writing of an option to purchase or sell a Security, for a Fund as probable. Names of Securities shall be removed from the Restricted List 15 days after a Fund has: (1) ceased considering the Security for purchase; or (2) entirely liquidated its position in such Security.

     F. THE FUNDS: The mutual funds for which Principal Management serves as investment advisor. In the case of a series Fund, "Fund" shall mean a series of the Fund.

     G.   AUTOMATIC  INVESTMENT  PLAN:  A  program  in  which  regular  periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes purchases made through a dividend reinvestment plan, a payroll deduction plan (including Principal Life's Employee Stock Purchase Plan), and periodic variable life insurance premium payments and withdrawals from variable life insurance or variable annuity contracts made to pay policy/contract charges, and other similar purchase or withdrawal arrangements.

III. Exempted Transactions. The preclearance provisions of Section V of this Code shall not apply to:

     A.   Sales made pursuant to a general public tender offer.

     B. The acceptance of stock dividends resulting from Securities already owned; the reinvestment of cash dividends resulting from Securities already owned under a dividend reinvestment program (DRP) or the participation in an automatic investment plan for the purchase of Securities.

     C. Purchases effected upon the exercise of rights issued by a Security's issuer pro rata to all holders of a class of Securities, to the extent such rights are acquired directly from the issuer thereof, and sales of such rights.

     D. Purchase or sales of Securities in response to the exercise of an option written by the Access Person.

     E. Exercising rights to exchange or convert Securities but only when those rights have been acquired in accordance with the Code.

     F. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

     G. Purchases or sales which are non-volitional on the part of either the Access Person or one of the Funds, such as margin calls or close out sales.

IV.  Restricted and Prohibited Transactions

     A. No Access Person may acquire, directly or indirectly, beneficial ownership in any Security that is part of an initial public offering ("IPO") or a limited offering ("LO") without prior written approval of the President of Principal Management Corporation. Permission to purchase securities in an IPO or LO must be requested by submitting a written request for approval of the purchase that includes a description of any special circumstances that might permit such approval. Under no circumstances will permission to purchase an IPO be granted to an Access Person who is an NASD registered representative.


          Investment Personnel who have acquired securities in an LO (also known as a "private placement transaction") must disclose that investment when they play a part in any consideration by one of the Funds of an investment in the issuer of the privately placed security. In such circumstances a decision to purchase securities on behalf of one of the Funds must be subject to an independent review by Investment Personnel with no personal interest in the issuer.

     B. No Access Person may purchase or sell a Security listed on a Restricted List, except as provided elsewhere in this Code. (See
          Section V. Preclearance).

          No Portfolio Manager may purchase or sell a Security within 7 days before or after a Fund that he or she manages trades in that Security.

     C. Investment Personnel may not profit directly or indirectly from the acquisition and disposition (or disposition and acquisition) of beneficial ownership of the same (or equivalent) Securities within 60 calendar days. Any profits realized on such short-term trades must be disgorged to a charitable organization determined by Principal Management.

          Investment Personnel may request exceptions to this prohibition prior to realizing the profit. Such exceptions will be considered on a case-by-case basis, taking into consideration the facts and circumstances of each situation.

V.   Preclearance

     All Access Persons, except an Access Person who is a director of a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 (an "Independent Director"), must receive pre-clearance from the Designated Compliance Officer prior to purchasing or selling a Security on a Restricted List. The Designated
     Compliance Officer is any person appointed by Principal to carry out the day-to-day administration of this Code of Ethics.

     Pre-clearance for a trade can be achieved via two methods:

     A. Using the online pre-clearance system (Star Compliance). All Access Persons have access to the online compliance system. A pre-clearance request can be entered into the system by the Access Person.

     B. Via a phone call to the Designated Compliance Officer. In the event that the Access Person is unable to use the online compliance system, a phone call can be made to the Designated Compliance Officer, who will authorize or reject a proposed trade via phone and who will assure a written record of such authorization or rejection is made and maintained.

          It is the Designated Compliance Officer's absolute discretion as to whether permission is granted to trade a Security on the Restricted List. If permission is granted to trade a Restricted List Security, the maximum amount of shares that may be traded each calendar quarter is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date the Access Person makes the request.

          Portfolio Managers may not trade any Security within seven (7) days before or after a Fund the Portfolio Manager manages trades the Security.

          Personal security transaction approvals are valid for 5 days after given. If the purpose of the request is to obtain approval for a stop loss order, then those approvals are valid for 60 calendar days. After these periods have elapsed, an Access Person must reapply for pre-clearance.

VI.  Disclosure of Securities Ownership and Securities Transactions

     A. When recommending the purchase or sale of Securities for one of the Funds in accordance with portfolio management procedures, Investment Personnel must disclose (I) any direct or indirect beneficial ownership in any Security of the issuer whose Securities are under consideration, (II) any position with such issuer or its affiliates, and (III) any present or proposed business relationship between such issuer or its affiliates.

     B. Initial Holdings Report. Access Persons must, within 10 days of their appointment as an Access Person furnish , a report to the Designated Compliance Officer containing the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

          (1) The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;
          (2) The name and address of any broker, dealer or bank at which the Access Person maintained any account in which any securities (including direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments, mutual fund shares and variable contracts) were held for the direct or indirect benefit of the Access Person;
          (3)  The account number of any account described in (2), above; and
          (4)  The date the Access Person submitted the report.

     C. Periodic Reporting. Access Persons must direct brokerage and other firms with which they have securities accounts to furnish duplicate copies of confirmations of all personal securities transactions, on a timely basis, to the following address:

                           Principal Global Investors
                           Attn.:  Compliance Department
                           711 High Street
                           Des Moines, Iowa  50392-0150

          All Access Persons must also provide a Quarterly Transaction Report and an Annual Holdings Report, described below. Each of these reports shall be made via an electronic reporting system made available to Access Persons for this purpose, or by other means with permission from the Designated Compliance Officer.

          1. Quarterly Transaction Reports. All Access Persons shall file a report within 30 days after the end of each calendar quarter listing all their personal securities transactions during the previous calendar quarter in any Security (as defined in Section II, A.) in which such person has acquired or sold any direct or indirect beneficial ownership, including transactions exempt from the preclearance provisions of this Code under Section III, unless such transactions were completed under an Automatic Investment Plan. Transactions completed as part of an Automatic Investment Plan do not need to be included in a Quarterly
               Transaction Report. The report shall contain the following information:

               (a) The date of the transaction(s), the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date the number of shares and the principal amount of each Security involved;
               (b) The nature of the transaction(s) (e.g., purchase or sale or any other type of acquisition or disposition);
               (c)  The price at which the transaction(s) was effected;
               (d) The name of the broker, dealer or bank with or through which the transaction was effected;
               (e)  The date the report is submitted by the Access Person; and
               (f) The name and address of any broker, dealer or bank at which the Access Person established any account during the quarter in which Securities (including direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments, mutual fund shares and unit investment trusts) were held for the direct or indirect benefit of the Access Person, the account number of the account and the date the Access Person established the account.

          2. Annual Holdings Report. All Access Persons must furnish a report containing the information described in Section B above (which information must be current as of a date no more than 45 days prior to the date the report is submitted) on or before January 30.

     D. Reporting Exceptions. An Access Person who is an Independent Director and who would be required to make a report solely by reason of being a Fund director, need not make an initial holdings report described in subsection B above, nor an annual holdings report described in subsection C(2) above. In addition, an Independent Director need not provide a quarterly transaction report described in subsection C(1) above, unless the Independent Director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known, that during the 15-day period immediately before or after the Independent Director's transaction in a Security, the Fund purchased or sold the Security, or the Fund's Manager considered purchasing or selling the Security.

VII. Certification of Compliance

     Each Access Person and each employee of Principal Management will be provided with a copy of the Code and any amendment, and must provide a written acknowledgement of receipt of the Code and any amendment (including electronic acknowledgement via the compliance system). All such persons will be required to certify annually that they have read and understand the Code and its applicability to them, and that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities holdings and transactions as required by the Code.

VIII. Gifts

     Investment Personnel are prohibited from receiving any gift or other thing having a value of more than $100 in the aggregate in any calendar year from any person or entity that does business with or on behalf of the Funds.
     Gifts do not include occasional dinners, sporting event tickets or other entertainment that Investment Personnel attend with their host.

     All gifts greater than $50 must be reported to the Designated Compliance Officer. An email containing the following information should be sent to Lori Meye (Meye.Lori@principal.com) outlining the gift:

     - Date gift received
     - Description of gift
     - Details of provider of the gift
     - Value of gift

     This information is then forwarded onto PFG compliance by the PGI compliance officer for broad company gift reporting.

IX.  Service as a Corporate Director

     Investment Personnel are prohibited from serving on the board of directors of a publicly traded company. However, prior authorization to serve may be obtained from the President of Principal Management Corporation. Authorization is based on a determination that board service would be consistent with the interests of the Funds and their shareholders.

X.   Administration and Sanctions

     All Access Person reports of personal securities transactions and holdings filed under this Code shall be reviewed by the Designated Compliance Officer, who may utilize an electronic compliance system to facilitate the review process.

     All Access Persons and all employees of Principal Management are required to promptly report any violation of the Code to the Designated Compliance Officer.

     The Designated Compliance Officer shall ensure that the Chief Compliance Officers of the Funds, Principal Management Corporation and Princor Financial Services Corporation receive reports of all violations of Access Persons of the entities for which each serves as Chief Compliance Officer.

     The Chief Compliance Officer to whom a violation is reported may recommend to the President of the appropriate Principal Fund Entity, the imposition of such sanctions as he/she deems appropriate. Sanctions may include a letter of censure, suspension of personal securities transactions, and suspension or termination of the employment of the violator. In addition, any profits over $100 from prohibited transactions will be disgorged to a charitable organization determined by Principal.

     Responsibility for this Code is vested in the President of the Principal Fund Entity that has adopted the Code. The Chief Compliance Officer of each such Principal Fund Entity is responsible for overseeing the implementation of the Code on a day-to-day basis and may appoint a Designated Compliance Officer for this purpose.

     If Access Persons have any questions regarding the interpretation of this Code, or have identified any potential issues or breaches of the Code, they should contact one of the personnel listed below. The identity of the person currently serving in such role may be obtained from the Administrative Assistant to the President of the Principal Fund Entity. The contact list in order of escalation is:

     Designated Compliance Officer

     Principal Management Corporation Chief Compliance Officer

     Counsel for the Principal Fund Entities

     Access Persons can also report violations of the Code through the corporate "Whistle Blower" process. Access Persons can find information about this process at:

     http://inside.principal.com/gfr/brc/busprac/whistleblower.shtm

     In addition the Ethics Hotline can be used to report violations of the Code at any time by calling 1-866-858-4433.

     Any information passed through the Whistleblower process will remain confidential.

     Annually, those individuals charged with the responsibility for carrying out this Code on behalf of a Principal Fund Entity shall prepare a written report to the Boards of Directors of such entity and of the Funds that, at a minimum, will include:

     (1) A certification that such entity has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code;;

     (2)  Identification  of  material   violations  and  sanctions  imposed  in
          response to those violations during the past year;

     (3) A description of issues that arose during the previous year under the Code; and

     (4) Recommendations, if any, as to changes in existing restrictions or procedures based on experience with this Code, evolving industry practices or developments in applicable laws or regulations.